EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 5, 2008 relating to the financial statements, which appears in the 2007 Annual Report to Shareholders, which is incorporated by reference in Bio-Imaging Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated March 5, 2008 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Philadelphia, PA
May 5, 2008